Exhibit 14
                                                                      ----------

                                  JACLYN, INC.

                    CODE OF ETHICS FOR FINANCE PROFESSIONALS
                    ----------------------------------------

         This Code of Ethics for Finance Professionals (the "Code") has been adopted in an effort to promote and provide for honest and ethical conduct by the finance professionals of Jaclyn, Inc. ("Jaclyn"), for full, fair and accurate financial management and reporting, compliance with the laws, rules and regulations of federal, state and local governments, and applicable stock exchange rules and regulations, applicable to the business and operations of Jaclyn, the prompt reporting of violations of this Code, and for accountability for adherence to this Code. Jaclyn's finance professionals include the principal executive officer, principal financial officer, principal accounting officer or controller and any other person performing similar functions. This Code of Ethics for Finance Professionals is intended to supplement Jaclyn's Code of Business Conduct and Ethics.

         Each of Jaclyn's finance professionals hereby agrees, to the best of his or her knowledge and ability, to:

      1. Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

      2. Take all reasonable measures to protect the confidentiality of non-public information about Jaclyn or its subsidiaries and affiliates, and any vendors, customers and other persons and entities, obtained in connection with company activities and to prevent the unauthorized disclosure of such information unless required by applicable law, rule, regulation or legal or regulatory process.

      3. Produce full, fair, accurate, timely and understandable disclosure in reports and documents that Jaclyn files with, or submits to, the Securities and Exchange Commission and in other public communications made by Jaclyn.

      4. Comply with the laws, rules and regulations of federal, state and local governments, as well as any rules and regulations of any applicable stock exchange or self-regulatory organizations, such as the American Stock Exchange, applicable to the business and operations of Jaclyn.

      5. Promptly report (which need not be signed and may be sent anonymously) any known or suspected violation of this Code to the President of Jaclyn or to the Chairman of the Audit Committee of Jaclyn. The failure to report any known or suspected violation of this Code will also be a violation of this Code.

         Each of Jaclyn's finance professionals understands that he or she will be held accountable for adherence to this Code. Any failure to observe any requirement of this Code may result in disciplinary action, up to and including termination of employment. The Board of Directors of Jaclyn shall have the sole and absolute discretion to approve any amendment to, or waiver from, any provision of this Code.